Exhibit 10.4
AGREEMENT BETWEEN
AFRICAN GRAPHITE, INC. AND
MICHAEL J. DORON

This Independent Consultant Agreement (“Agreement”) is made and entered into on September 2, 2013, between AFRICAN GRAPHITE, INC., a Nevada corporation, whose principal business address is at 318 N. Carson St., Suite 208, Carson City, NV 89701 (hereinafter referred to as “AFGI”) and MICHAEL J. DORON, a Utah resident, whose mailing address is at 117 66th Street, Va. Beach, VA 23451 (hereinafter referred to as “Consultant”).

In consideration of the mutual covenants set forth below, AFGI and Consultant enter into the Agreement as set forth below.

1.            START

This Agreement shall be effective immediately upon execution.

2.            TITLE AND DUTIES

A.           Title

The Consultant shall be employed in the capacity of Chairman and Secretary.

B.           Essential Functions and Duties

The essential functions and duties expected of the Consultant shall be such as customarily performed by persons in similar positions, as well as such other duties as may be assigned from time to time by AFGI.

C.           Supervision and Reporting

The Consultant shall report to the Chairman and the Board of Directors of AFGI.

D.           Duty of Loyalty and Best Efforts

Consultant shall devote working time, attention, knowledge, and skills to AFGI’s business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of AFGI. It is understood that the Consultant has other business interests that may demand substantial time.

3.            COMPENSATION TERMS

A.           Stock Grant

Consultant shall receive 12,822 restricted shares of common stock in AFGI, subject to adjustment for any stock splits, on or before the closing date of the private placement financing simultaneous with the planned AFGI going-‐public transaction, estimated to occur on November 1, 2013.

B.           Stipend

Consultant shall receive a stipend of USD$1,000 (one thousand dollars) per month which shall be payable in arrears equal monthly installments. The first such payment shall be at the closing of the private placement financing simultaneous with the planned AFGI going-‐public transaction, estimated to occur on November 1, 2013.

C.           Expense Reimbursement

Consultant shall be entitled to reimbursement of expenses incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Consultant must obtain advance approval from the Chairman for any potential expense, and must timely provide AFGI with an itemized account of all expenditures, along with suitable receipts therefor.

4.            PROPERTY RIGHTS

A.           Records and Accounts

Consultant agrees that all those records and accounts maintained during the course of consultancy are the property of AFGI.

B.           Return Upon Termination

Consultant agrees that upon termination he will return to AFGI all of AFGI’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, records and accounts, materials subject to copyright, trademark, or patent protection, customer and AFGI information, business documents, reports, and other items as applicable.

C.           Copyrights, Inventions and Patents

Consultant understands that any copyrights, inventions or patents created or obtained, in part or whole, by Consultant during the course of this Agreement are to be considered “works for hire” and the property of AFGI. Consultant assigns to AFGI all rights and interest in any copyright, invention, patents or other property related to the business of the AFGI.

5.            INDEMNIFICATION FOR THIRD PARTY CLAIMS

AFGI hereby agrees to indemnify, defend, save, and hold harmless Consultant from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, and expenses which arise out of or are related to the Consultant’s performance of this Agreement, failure to perform job functions or duties as required, or result from conduct while engaging in any activity outside the scope of this Agreement, before, during or after the termination of this Agreement. AFGI understands that this obligation of indemnification survives the expiration or termination of this Agreement.

6. MEDIATION AND BINDING ARBITRATION

AFGI and Consultant agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association in Orange County, California, United States of America.

7.            TERMINATION

A.           Term

This Agreement shall have an initial Term of six (6) months, and automatically renew for another six (6) months unless previously terminated. It may be renewed upon the mutual written consent of AFGI and Consultant for periods beyond 12 months.

8.            MISCELLANEOUS PROVISIONS

A.           Notices

Consultant agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of AFGI or mailing address of the Consultant as set forth herein.

AFRICAN GRAPHITE, INC.
318 N. Carson St., Suite 208
Carson City, NV 89701

MICHAEL DORON
117 66th Street,
Va. Beach, VA 23451

B.           Entire Agreement

This Agreement represents the complete and exclusive statement of the consulting agreement between AFGI and Consultant. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their consulting agreement.

C.           Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

D.           Modifications

Any modifications to this Agreement may only be done in writing between the parts.

E. Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

F.          Waiver of Breach

The waiver by AFGI of a breach of any provision of this Agreement by Consultant shall not operate as a waiver of any subsequent breach by the Consultant. No waiver shall be valid unless placed in writing and signed by AFGI.

G.          Choice of Law, Jurisdiction and Venue

Consultant agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada and that should any claims be brought against AFGI related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the State of Nevada. Consultant also consents to jurisdiction of any claims by AFGI related to the terms or conditions of employment by a court of competent jurisdiction within the State of Nevada.

/s/ Michael Doron
MICHAEL DORON	Date: September 2, 2013

/s/ Charles Clifford Bream III
CHARLES CLIFFORD BREAM III	Date: September 2, 2013

President and CEO
AFRICAN GRAPHITE, INC.